Free Writing Prospectus
(to the Preliminary Prospectus Supplement dated March 28, 2007)
Filed Pursuant to Rule 433
Registration No. 333-140317
$150,000,000
3-Year Floating Rate Senior Unsecured Notes
Term Sheet

Issuer:	Brown-Forman Corp.
Issue Ratings:	A2 (Moody’s) / A (S&P)
Size:	$150,000,000
Security Type:	SEC Registered Senior Unsecured Notes
Maturity:	April 1, 2010
Public Offering Price:	100.000%
Interest Rate Basis:	LIBOR
Index Maturity:	Three Months
Spread:	3 month LIBOR + 10 bps
Interest Payment Dates:	Each April 1, July 1, October 1, and January 1, commencing July 1, 2007
Interest Reset Dates:	Each April 1, July 1, October 1, and January 1, commencing July 1, 2007
Interest Determination Dates:	Two London Business Days preceding each Interest Reset Date
First Coupon:	July 1, 2007
Settlement:	T+3 (April 2, 2007)
Day Count:	Actual/360
CUSIP:	115637AG5
Joint Bookrunning Managers:	Banc of America Securities LLC Citigroup Global Markets Inc. J.P. Morgan Securities Inc.
Co-Managers:	HSBC Securities (USA) Inc. NatCity Investments, Inc. SunTrust Capital Markets, Inc
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, J.P. Morgan Securities Inc. collect at 212-834-4533 or Citigroup Global Markets Inc. toll-free at 1-877-858-5407.